EXHIBIT 99.1
                                               FOR FURTHER INFORMATION CONTACT:
                                                              Eugene F. Hovanec
                                                      Vice President, Finance &
                                                        Chief Financial Officer
                                                                 (805) 388-3700

FOR IMMEDIATE RELEASE

             Vitesse Semiconductor Corporation Completes Additional
               $120 Million Private Placement of Convertible Debt

CAMARILLO, Calif.--(BUSINESS WIRE)--April 10, 2000--Vitesse Semiconductor Corporation (NASDAQ: VTSS - news; "Vitesse" or the "Company") announced today that on March 31, 2000 it completed an offering of an additional $120 million in aggregate principal amount of its 4.00% Convertible Subordinated Debentures due 2005 in a private placement transaction pursuant to the exercise by the initial purchasers of their over-allotment option.

Vitesse previously announced the completion of the initial private placement of $600 million of its 4% Convertible Subordinated Debentures on March 13, 2000. The debentures are convertible into Vitesse common stock at a price of $112.1875 per share.

The net proceeds from the offering, after payment of selling commissions and discounts, and other expenses of the offering, are expected to be used for general corporate purposes, such as product development, sales and marketing, capital expenditures, and potential future acquisitions.

The offering and sale of the convertible subordinated debentures was not registered under the Securities Act of 1933 and the convertible subordinated debentures may not be offered or sold in the United States absent such registration or an applicable exemption from such registration requirements.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the convertible debentures in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption from such registration or qualification requirements.